Exhibit 10.1

February 18, 2019

William A. Burke

Via email delivery

Re:	Retirement Agreement and General Release

Dear Bill:

Once you sign this letter, it will be the full agreement between you and Newell Brands Inc. (“the Company”) on the terms of your retirement from employment (“Agreement”). By entering into this Agreement, neither you nor the Company makes any admission of any failing or wrongdoing. Rather, we have merely agreed to resolve amicably any existing or potential disputes arising out of your employment with the Company.

1.     Your employment with the Company will be terminated due to your retirement on May 1, 2019 (“Separation Date”).

2. In	consideration of your acceptance of this Agreement, you will be entitled to the following items:

(a)

You will be eligible to receive severance pay, subject to the provisions of this Agreement, equal to 12 months of pay at your present base salary, less ordinary and necessary payroll deductions and tax withholdings and offsets, to be paid in a lump sum by May 31, 2019 provided you have signed and not revoked this Agreement.

If the Company discovers that you committed acts that may justify a termination for Good Cause, the Company may terminate this Agreement upon written notice and/or may require you to reimburse the Company for all severance payments, above, made to you under this Agreement. This Agreement incorporates by reference the definition of Good Cause as set forth in your May 2016 offer letter. Moreover, subject to the reasonable discretion and approval of the Board and consistently applied to other senior executives, the Company may require reimbursement and/or cancellation of any bonus or other incentive compensation, including equity-based compensation, where all of the following factors are present: (i) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement, (ii) you engaged in fraud or willful misconduct that was a significant contributing cause to the need for the restatement, and (iii) a lower award would have been made to you based upon the restated financial results. In each such instance, the Company will, to the extent permitted by applicable law and subject to the fiduciary duties of the Board, seek to recover your bonus award or other incentive compensation paid or issued to you in excess of the amount that would have been paid or issued based on the restated financial results.

(b)

Your eligibility to participate in the Company’s benefits program will cease as of your Separation Date. If you are enrolled in medical, dental, and/or vision coverage on your Separation Date, the coverage under these benefits will continue through to the end of the calendar month of your last day of employment. The last day of the month of your

Separation Date shall be considered a “qualifying event” for purposes of triggering your right to continue your group health insurance pursuant to federal law (commonly referred to as “COBRA”). However, as additional consideration for your acceptance of this Agreement, the Company will continue to offer group health, Health Care Flexible Spending Account, dental and vision insurance continuation coverage to you and, if applicable, your dependents, at the same cost it charges its active employees (which is less than the established COBRA premiums) if you elect COBRA; pay the applicable premiums in a timely manner; and remain eligible for COBRA continuation coverage. You will remain eligible for COBRA continuation coverage at the active employee rate until the earliest of: (i) 12 months after your COBRA qualifying event date; (ii) you become eligible for Medicare; or (iii) you become eligible for coverage under health and/or dental insurance plans of another employer through future employment. Thereafter, you will have the right (at your sole cost) to continue COBRA coverage (if still eligible) by paying the full amount of the established COBRA premiums for the duration of the applicable COBRA period, if any. You will receive, under separate cover from the Newell Brands Benefit Center, information regarding your rights to such continuation coverage.

(c)

You will be eligible to retain your Company-issued mobile phone, laptop and iPad. The full value of this benefit will be imputed to you as income and will be subject to all applicable tax withholdings. You agree that you will coordinate with the Company’s IT team to ensure that all Company data and confidential information is removed from the device prior to retention. You may decline this benefit if you so choose to do so. You understand and agree that you remain solely liable for any service-related expenses and charges associated with operating the device.

(d)

You will be provided outplacement services through a service set up by the Company. The scope of said services is within the sole discretion of the Company. In order to be eligible for outplacement services, you must elect to participate in such services within sixty (60) days of the Separation Date.

(e)

You are eligible for a prorated 2019 Management Bonus under the terms of the Management Bonus Plan. Your prorated Management Bonus will not be subject to any individual performance, and the Company performance modifier will be applied (including the impact of any discretionary adjustment by the Board or its authorized delegates which is generally applicable to employees of the Company or the applicable business unit); provided, the Company may exercise negative discretion to reduce the amount payable to a target payout level where the payout based upon achievement of Company actual performance levels exceeds the target payout; provided further, the application of the Company performance multiplier and any such exercise of negative discretion shall be made on a basis consistent with 2019 Management Bonuses made to other senior executives. Your Management Bonus will be paid at the same time bonuses are paid to active employees, but no later than March 15, 2020.

(f)

Your non-vested restricted stock units and other awards granted under the Newell 2013 Incentive Plan that would have otherwise vested in May 2019, February 2020 and February 2021 will vest on their original vesting dates (subject to the satisfaction of any applicable performance conditions) as if you had continued to remain employed by the

Company. You remain eligible to exercise any vested stock options throughout the Options Exercise Period (52 weeks from the Separation Date) provided that no stock option will be exercisable after the earlier of: (i) the end of the Option Exercise Period, (ii) the latest date the option could have expired under its original terms and (iii) the 10th anniversary of the date of the original grant. No further equity awards will be granted.

(g)

Except as stated above, all other benefits, bonuses, and compensation end on the Separation Date. However, this Agreement does not affect any existing vested rights that you may have in the Company’s bonus, deferred compensation, pension, retirement, and/or 401(k) plans. You will receive payment for your accrued but unused vacation in your last paycheck.

(h)

Benefits provided under this Agreement are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code (the “Code”), which is the law that regulates severance pay. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out, or modified in a manner that would result in the imposition of additional tax under Code Section 409A. Although the Company shall use its best efforts to avoid the imposition of taxation, interest, and penalties under Code Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company nor its affiliates nor its or their directors, officers, employees, or advisers shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by you or any other taxpayer as a result of this Agreement. All “nonqualified deferred compensation” (within the meaning of Code Section 409A), including without limitation any vested deferred compensation, will be payable in accordance with the terms and conditions of the applicable plan based upon your Code 409A Separation from Service in accordance with Code Section 409A and the regulatory and other guidance promulgated thereunder.

3.    In consideration of the payments and benefits provided to you above, to which you are not otherwise entitled and the sufficiency of which you hereby acknowledge, you do, on behalf of yourself and your heirs, administrators, executors, and assigns, hereby fully, finally, and unconditionally waive, release and forever discharge the Company and its parent, subsidiary, and affiliated entities and its and their former and present officers, directors, shareholders, employees, trustees, fiduciaries, administrators, attorneys, consultants, agents, and other representatives, and all their respective predecessors, successors, and assigns (collectively “Released Parties”), in their corporate, personal, and representative capacities, from any and all obligations, rights, claims, damages, costs, attorneys’ fees, suits, and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and in equity, waivable and/or enforceable under any local, state, federal, or foreign common law, constitution, statute, or ordinance which arise from or relate to your employment with the Company or the termination thereof, or any past actions or omissions of the Company or any of the Released Parties through the date you sign this Agreement. Specifically included in this waiver and release is a general release which releases the Released Parties from any claims, including without limitation claims under: (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (race, color, religion, sex, and national origin discrimination); (2) the Americans with Disabilities Act, as amended (disability discrimination); (3) 42 U.S.C. § 1981 (race discrimination); (4)

the Age Discrimination in Employment Act (29 U.S.C. §§ 621-624) (age discrimination); (5) 29 U.S.C. § 206(d)(1) (equal pay); (6) Executive Order 11246 (race, color, religion, sex and national origin discrimination); (7) Executive Order 11141 (age discrimination); (8) Section 503 of the Rehabilitation Act of 1973 (disability discrimination); (9) Employee Retirement Income Security Act of 1974, as amended; (10) the Occupational Safety and Health Act; (11) the Ledbetter Fair Pay Act; (12) the Family and Medical Leave Act; (13) the Genetic Information and Non-Discrimination Act; (14) the Uniformed Service Employment and Reemployment Rights Act; (15) the Worker Adjustment and Retraining Notification Act; and (16) other similar federal, state, and local anti-discrimination and other employment laws, and where applicable, any rights and claims arising under the law and regulations administered by California’s Department of Fair Employment and Housing. You further acknowledge that you are releasing, in addition to all other claims, any and all claims based on any retaliation, tort, whistle-blower, personal injury, defamation, invasion of privacy, retaliatory discharge, constructive discharge, or wrongful discharge theory; any and all claims based on any oral, written, or implied contract or on any contractual theory; any and all claims based on any public policy theory; any and all claims for severance pay, supplemental unemployment pay, or other separation pay, including but not limited to claims under any offer letter, a retention letter, the Newell Rubbermaid Severance Plan, Newell Rubbermaid Supplemental Unemployment Pay Plan, or the Newell Rubbermaid Excess Severance Plan; any and all claims related to the Company’s use of your image, likeness, or photograph; and any and all claims based on any other federal, state, or local Constitution, regulation, law (statutory or common), or other legal theory, as well as any and all claims for punitive, compensatory, and/or other damages, back pay, front pay, fringe benefits, and attorneys’ fees, costs, or expenses. Nothing in this Agreement and Release, however, is intended to waive your entitlement to vested benefits under any 401(k) plan or other benefit plan provided by the Company. Finally, the above release does not waive claims that you could make, if available, for unemployment compensation, workers’ compensation, or claims that cannot be released by private agreement.

You further acknowledge and agree that you have not filed, assigned to others the right to file, nor are there pending, any complaints, charges, or lawsuits by or on your behalf against the Company or any Released Party with any governmental agency or any court. Nothing herein is intended to or shall preclude you from filing a complaint and/or charge with any appropriate federal, state, or local government agency (including the U.S. Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the U.S. Securities and Exchange Commission (SEC), and the Consumer Financial Protection Bureau (CFPB)), reporting or providing information to any agency, or cooperating with any agency in its investigation or other proceeding. You understand and agree that you shall not be entitled to and expressly waive any right to personally recover against any Released Party in any action brought against any Released Party by any governmental agency, you give up the opportunity to obtain monetary damages, without regard as to who brought said complaint or charge and whether the monetary damages are recovered directly or indirectly on your behalf, and you understand and agree that this Agreement shall serve as a full and complete defense by the Company and the Released Parties to any such claims. This Agreement, however, does not limit your right to receive a reward for information provided to any government agencies.

4.    You understand and agree that this Agreement contemplates and memorializes an unequivocal, complete, and final dissolution of your employment relationship with the Company, and that, therefore, you have no automatic right to be reinstated to employment with or rehired by the Company, and that in the future, the Company and its affiliated and related entities and their successors and assigns shall have no obligation to consider you for employment, although it may voluntarily choose to do so.

5.    You agree to return to the Company all of the Company’s property, including, without limit, any electronic or paper documents and records and copies thereof that you received or acquired during your employment containing confidential Company information and/or regarding the Company’s practices, procedures, trade secrets, customer lists, or product marketing, and that you will not use the same for your own purpose. You further agree to return to Brad Turner any and all hard copies of any documents which are the subject of a document preservation notice or other legal hold and to notify Brad Turner of the location of any electronic documents which are subject to a legal hold.

6.    Nothing herein is intended to or shall preclude you from filing a complaint and/or charge with any appropriate federal, state, or local government agency (including the U.S. Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the U.S. Securities and Exchange Commission (SEC), and the Consumer Financial Protection Bureau (CFPB)), reporting or providing information to any agency, or cooperating with any agency in its investigation or other proceeding.

7.    When permitted by applicable law, you agree that in the event that you breach any of your obligations under this Agreement, the Company is entitled to stop any of the payments or other consideration to be provided to you pursuant to Paragraph 2 of this Agreement, including but not limited your severance pay and/or your COBRA subsidy and to recover any payments or other consideration already paid you. This includes, when allowed by applicable law, the return by you of any severance pay and the value of other benefits already paid to you pursuant to this Agreement prior to your proceeding with any claim in court against any of the Released Parties. You further agree that in the event you breach this Agreement, the Company shall be entitled to obtain any and all other relief provided by law or equity including the payment of its attorneys’ fees and costs.

8.    It is agreed that neither you nor the Company, nor any of its officers, directors, or employees, make any admission of any failing or wrongdoing or violation of any local, state, or federal law by entering into this Agreement, and that the parties have entered into this Agreement simply to resolve your employment relationship in an amicable manner. While considering this Agreement and at all times thereafter, you agree to act in a professional manner and not unlawfully make any defamatory, malicious or deliberately untruthful statements regarding the Company or its affiliated companies and its and their officers, directors, and employees, or its and their products or to otherwise act in any manner that would damage their business reputation. Nothing in this non-disparagement provision is intended to limit your ability to provide truthful information to any governmental or regulatory agency or to cooperate with any such agency in any investigation. The Company will instruct its Management Committee members and Board of Directors not to unlawfully make any defamatory, malicious or deliberately untruthful statements about you or to otherwise act in any manner that would damage your business reputation

9.    You agree, upon reasonable notice, to advise and assist the Company and its counsel in preparing such operational, financial, and other reports, or other filings and documents, as the Company may reasonably request, and otherwise cooperate with the Company and its affiliates with any request for information. You also agree to assist the Company and its counsel in prosecuting or defending against any litigation, complaints, or claims against or involving the Company or its affiliates. The Company shall pay your necessary travel costs and expenses in the event it requires you to assist it under this Paragraph.

10.    Subject to Section 12, you acknowledge and agree that this Agreement sets forth the entire understanding between the parties concerning the matters discussed herein, that no promise or inducement has been offered to you to enter into this Agreement except as expressly set forth herein, that the provisions of this Agreement are severable such that if any part of the Agreement is found to be unenforceable, the other parts shall remain fully valid and enforceable, and that a court is authorized to amend the relevant provisions of the Agreement to carry out the intent of the parties to the extent legally permissible. Nothing in this Agreement impacts your rights to indemnification from the Company or coverage under the Company’s director and officer liability insurance policy.

11.    The provisions of any agreement that you have previously entered into with the Company or its affiliated or related entities that by its terms extends past your Separation Date, including the non-competition, confidentiality, non-disparagement and non-solicitation provisions in your Employment Security Agreement and equity grant agreements, remain in full force and effect. Otherwise, any Employment Security Agreement or Change in Control Agreement or its remaining provisions, Retention Agreement or other agreement, policy, or practice relating to severance benefits or monies to be paid to you upon your termination from employment with the Company is expressly rendered null and void by this Agreement.

12.    You agree to submit all outstanding expenses no later than May 7, 2019. The Company agrees to reimburse you for qualified, reimbursable expenses incurred by you through the Separation Date which have not yet been reimbursed and which are submitted within this time period and permitted pursuant to the Company’s standard policies and procedures relating to reimbursement of expenses. You understand and agree that failure to submit your expenses per this Paragraph will result in denial of your claim for reimbursement and that you will be personally responsible for any charges not covered.

13.    You acknowledge and agree that: (i) you have been paid in full for all hours that you have worked through the date you sign this Agreement; (ii) it is your responsibility to make a timely report of any work-related injury or illness and that you have reported to HR any work-related injury or illness that occurred up to and including through your last day of employment.

14.    You acknowledge and agree that the releases set forth above are in accordance with and shall be applicable to, without limitation, any rights and/or claims under the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act, and that in accordance with these laws, you are hereby advised in writing to consult an attorney prior to accepting and executing this Agreement. You have twenty-one (21) days from your receipt of this letter to accept the terms of this Agreement. You may accept and execute this Agreement within those twenty-one (21) days. You agree that if you elect to sign this Agreement before the end of this twenty-one (21) day period, it is because you freely chose to do so after carefully considering its terms. You are not waiving any rights or claims that may arise after the date this Agreement, including the waiver, is executed. You waive rights and claims only in exchange for consideration in addition to anything of value to which you are already entitled. For a period of seven (7) days following execution of this Agreement, you may revoke the Agreement, and the Agreement shall not become effective and enforceable until the revocation period has expired.

If you accept the terms of this Agreement, please date and sign this letter and return it to me. Once you execute this Agreement, you have seven (7) days in which to revoke in writing your acceptance by providing the same to me, and such revocation will render this Agreement null and void. If you do not revoke your acceptance in writing and provide it to me by midnight on the seventh (7th) day, this Agreement shall be effective the day after the seven (7) day revocation period has elapsed (“Effective Date”).

Sincerely,

Mike Rickheim
Chief Human Resources Officer
Newell Brands

By signing this letter, I acknowledge that the Company advised me in writing to consult with an attorney of my choice, that I had at least twenty-one (21) days to consider this Agreement, that I received all information necessary to make an informed decision and I had the opportunity to request and receive additional information, that I understand and agree to the terms of this Agreement, that I have seven (7) days in which to revoke my acceptance of this Agreement, and that I am signing this Agreement voluntarily with full knowledge and understanding of its contents.

Dated:	Name:
William A. Burke